EXHIBIT 10.14
NON-EMPLOYEE DIRECTOR COMPENSATION PLAN
Effective January 1, 2010

 1.            Purpose.  The purpose of NovaBay Pharmaceuticals, Inc. (hereinafter referred to as “NovaBay” or the “Company) Non-Employee Director Compensation Plan (the “Plan”) is to advance the interests of NovaBay and its shareholders by closely aligning the interests of the Non-Employee Directors with the Company and its shareholders.  This Plan requires the payment of the annually established compensation payable to Non-Employee Directors for their service to be in cash and options to purchase the Company’s Common Stock (“Options).  Options issuable under this Plan shall be from the shareholder approved 2007 Omnibus Incentive Plan.

 2.            Administration. The Compensation Committee of the Board (the “Committee”) shall administer the Plan. The Committee shall, subject to the provisions of the Plan, have the power to construe the Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for the administration of the Plan, as it may deem desirable. Any decisions of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee. No member of the Committee shall be liable for anything done or omitted to be done by him or her or by any other member of the Board in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.

3.            Participation; Amount of Non-Employee Director Compensation. The Committee shall annually approve the amount of compensation payable for services to be performed by Company Non-Employee Directors.  Effective January 1, 2010 such fees shall be payable in cash and Options as follows:

Cash Compensation

Status	Cash Payment	Comment
Non-Employee Director	$30,000 per year	Paid Quarterly
Chairman of the Compensation Committee	$10,000 per year additional	Paid Quarterly
Lead Director	$12,000 per year additional	Paid Quarterly
Chairman of the Audit Committee	12,000 per year additional	Paid Quarterly
Chairman of the Nominating and Corporate Governance Committee	$8,000 per year additional	Paid Quarterly
Non-Chairman Member of the Audit Committee	$6,000 per year additional	Paid Quarterly
Non-Chairman Member of the Compensation and/or Nominating and Corporate Governance Committee	$5,000 for each committee per year additional	Paid Quarterly

Equity Compensation:  Equity compensation to Non-Employee Director is in the form of early exercisable, non-statutory stock option grants made under the shareholder approved 2007 Omnibus Incentive Plan (the "Plan").  These options will be subject to the standard form of non-qualified stock option agreement and, as applicable, early exercise stock purchase agreement, approved for use with the Plan.

Initial Equity Grant -	30,000 options (4-year vest, ¼ after one year and quarterly thereafter in equal quarterly installments)

Annual Equity Grant -	15,000 options (1-year vest in equal monthly installments)

4.            Payment of Non-Employee Director Compensation. Each Non-Employee Director shall be issued the Options determined pursuant to Section 3 above on the first day of the year of the grant on which the NYSE Amex is open for trading, or in the case of a new director, the Options shall be granted on the day the new director becomes a member of the Board.  The exercise price for the Options is equivalent to the Fair Market Value of the NovaBay common stock on the date of the grant. The Fair Market Value shall be the closing price of one share of NovaBay common stock as reported on the NYSE Amex on the date of grant, or, if the NYSE Amex is not open for trading on such date, on the most recent preceding date when it is open for trading.   Each Non-Employee Director shall be paid the cash compensation payable to such Non-Employee Director as determined pursuant to Section 3 above on the first business day of the calendar quarter for such quarter.

Prior to the beginning of each calendar year or, in the case of a new director, within 30 days from the day the new director becomes a member of NovaBay’s Board of Directors, each director can irrevocably elect in writing (request addressed to the CFO) to take 25%, 50%, 75% or 100% of his or her annual retainer for service as a non-employee director (i.e. not for Committee or lead director service), or, in the case of a new director, his or her pro rata retainer for service as a non-employee director (but only for quarterly payments to be paid in quarters subsequent to the quarter in which the new director becomes a new director and, only for quarterly payments to be paid subsequent to the date of such irrevocable election), in the form of a stock option.  The number of shares subject to such stock option shall be the number of shares of NovaBay stock as shall cause the fair value of the stock option calculated using the Black-Scholes model using the same methodology NovaBay has most recently used for financial reporting purposes, computed at the time the stock option is granted, to equal the amount of annual cash compensation foregone. An example is attached as Schedule “1”.  The options shall be granted on the first day of the year of the grant on which the NYSE Amex is open for trading, or in the case of a new director, the Options shall be granted on the day the first cash payment is due for which the election is made in lieu of all or a portion of such cash payment.  The options are 10-year options with an exercise price equal to the closing price of NovaBay’s common stock on the grant date as reported by the NYSE Amex or, if the NYSE Amex is not open for trading on such date, on the most recent preceding date when such market is open for trading.  Such stock option shall vest in equal monthly installments over one year.

5.           Miscellaneous Provisions.

          (a) Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to be elected or re-elected as a director of the Company.

          (b) A participant’s rights and interest under the Plan may not be assigned or transferred, hypothecated, or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a participant’s death, by will, or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of such participant.

          (c) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of the Non-Employee Director’s compensation.

          (d) The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of California.

          (e) Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering, and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the singular shall also include within its meaning the plural, where appropriate, and vice versa.

6.           Termination. This Plan shall terminate upon the earlier of the following dates or events to occur:

(a)	upon the adoption of a resolution of the Committee and approved by the Board terminating the Plan; or

(b)	December 31, 2011.

No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person without his or her consent with respect to any shares of Common Stock theretofore issuable under the Plan.

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